EXHIBIT 99

PRESS RELEASE

Peoples Financial Services Corp. Third Quarter Earnings Report

Net income through nine months in 2009 was $3,560,000, compared to $1,553,000 for the same period in 2008. For the quarter ended September 30, 2009, net income was $786,000, compared to a net loss of $1,566,000 for the quarter ended September 30, 2008, as the Company took other than temporary impairment charges on its preferred equity holdings in Freddie Mac in the third quarter of 2008. Earnings have remained strong through the first three quarters of 2009 even with the inclusion of additional loan loss reserves of $950,000,  $1,200,000 in losses in securities sold due to credit ratings falling below investment grade, as well as, additional FDIC insurance premiums of $584,000 when comparing that period to the same nine-month period ended September 30, 2008.

Core earnings have remained strong as evidenced by net interest income for the first nine months of 2009, which came in at $12,696,000, compared to $12,304,000 for the nine-month period ended September 30, 2008. This is an increase of $392,000, or 3.19%. For the quarter ended September 30, 2009, net interest income was $4,228,000 compared to $4,167,000 for the same period in 2008. This was an increase of $61,000, or 1.46%. The increase in net interest income for the nine months ended September 30, 2009 is due to the net interest margin remaining relatively steady at 4.28%, on a fully tax equivalent basis, while at the same time increasing earning assets and interest bearing liabilities in roughly the same increments. The increase in net interest income, for the three months ended September 30, 2009, is the result of the net interest margin holding relatively stable at 4.23% as compared to 4.28% for the three-month period ended September 30, 2008, on a fully tax equivalent basis. The yield curve has remained steep since the Federal Reserve began their process of injecting liquidity into the financial markets through the implementation of lower overnight and discount rates. This was further aided when the Federal Reserve set the Federal Funds rate near 0% where it has remained for an extended period.

Total assets on September 30, 2009 were $472,016,000, which compares to $461,188,000 as of September 30, 2008.  Total assets were down slightly when compared to the December 31, 2008 figure of $472,376,000. Compared to the September 30, 2008 figure of $297,959,000, net loans were up 8.05% at $321,936,000 as of September 30, 2009. On December 31, 2008, net loans were $313,606,000 which is an increase of 2.66%.

Deposits totaled $366,215,000 as of September 30, 2009, compared to $364,059,000 on September 30, 2008, an increase of 0.59%. Total deposits were $371,268,000 as of December 31, 2008, which is a decrease of 1.36%.

Peoples Financial Services Corp., Hallstead Pennsylvania, is the parent company of Peoples National Bank, an independent community bank with eleven community offices.  The community office locations are:  Hallstead, Hop Bottom, Susquehanna, and Montrose, in Susquehanna County, Pennsylvania; Nicholson, Tunkhannock and Meshoppen, in Wyoming County, Pennsylvania; Glenburn in Lackawanna County, Pennsylvania; and Conklin, Deposit, and Binghamton, in Broome County, New York, Peoples Advisors, LLC, a member-managed limited liability company for the purpose of providing investment advisory services to the general public, and Peoples Financial Capital Corporation which main activities are the maintenance and management of intangible investments and the collection and distribution of the income from such investments.

Except for the historical information, this press release may contain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties in the banking industry and overall economy.  Such risks and uncertainties are detailed in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K and quarterly reports on Form 10-Q.